UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 12, 2023

Yum China Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37762	81-2421743
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Yum China Building
101 East Park Boulevard, Suite 805	20 Tian Yao Qiao Road
Plano, Texas 75074	Shanghai 200030
United States of America	People’s Republic of China

(Address, including zip code, of principal executive offices)

(469) 980-2898

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	YUMC	New York Stock Exchange
	9987	The Stock Exchange of Hong Kong Limited

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Customer Officer Transition

The Company hereby announces that, Mr. Johnson Huang, Chief Customer Officer of Yum China Holdings, Inc. (the “Company”), will retire from the Company after 17 years’ service, with the last date of employment on June 30, 2024. To facilitate a smooth transition, Mr. Huang will step down as Chief Customer Officer, effective December 31, 2023. Ms. Maggie Chen has been appointed as the Company’s Chief Customer Officer, effective January 1, 2024.

In connection with the transition, the Company and Mr. Huang entered into a transition and advisor agreement (the “CCO Transition Agreement”). Pursuant to the CCO Transition Agreement, from January 1, 2024 to June 30, 2024 (the “CCO Transition Period”), Mr. Huang will continue to be employed by the Company to work on assigned projects and to facilitate the transition of the Chief Customer Officer role, with a monthly base salary of US$25,410, and a target bonus opportunity equal to 30% of his base salary under the Company’s 2024 annual incentive program, with any payout to be determined based on actual performance for the year and pro-rated for his service during the CCO Transition Period. In addition, Mr. Huang will be entitled to a cash bonus under the 2023 annual incentive program, with any payout based on the actual individual factor and team factor results to be approved by the compensation committee (the “Compensation Committee”) of the board of directors of the Company (the “Board”). Under the terms of the CCO Transition Agreement, Mr. Huang has agreed to be bound by covenants relating to non-competition, non-solicitation, non-disparagement and non-disclosure.

The foregoing summary of the CCO Transition Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the CCO Transition Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Ms. Maggie Chen, age 43, has served as General Manager, KFC Marketing since 2021. Ms. Chen joined KFC as Director, KFC Marketing in 2015. She was promoted to Vice President, Head of KFC Marketing in 2019. Prior to joining KFC, Ms. Chen gained extensive experience in marketing and advertising from her prior employment, including with Microsoft and L’Oreal.

Chief Legal Officer Transition

On December 12, 2023, Mr. Joseph Chan, Chief Legal Officer, notified the Company that he will resign from the Company, with the last day of employment on February 29, 2024. To facilitate a smooth transition, Mr. Chan will step down as Chief Legal Officer, effective December 31, 2023. The Board has appointed Ms. Pingping Liu as the Company's Chief Legal Officer, effective January 1, 2024.

In connection with the transition, the Company and Mr. Chan entered into a transition and advisor agreement (the “CLO Transition Agreement”). Pursuant to the CLO Transition Agreement, from January 1, 2024 to February 29, 2024 (the “CLO Transition Period”), Mr. Chan will continue to be employed by the Company to provide counsel and advice to the Company’s management on legal matters and assigned projects, with a monthly base salary of US$21,000 during the CLO Transition Period. Mr. Chan will also be entitled to a cash bonus under the 2023 annual incentive program, with any payout based on the actual individual factor and team factor results to be approved by the Compensation Committee. Under the terms of the CLO Transition Agreement, Mr. Chan has agreed to be bound by covenants relating to non-competition, non-solicitation, non-disparagement and non-disclosure.

The foregoing summary of the CLO Transition Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the CLO Transition Agreement, a copy of which is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

Ms. Pingping Liu, age 50, joined the Company in May 2016 and currently serves as Corporate Secretary and Senior Legal Director of the Company. Ms. Liu has 20 years of experience in legal and compliance. Before joining the Company, Ms. Liu worked at Shearman & Sterling LLP in China and Arnold & Porter LLP in the U.S. Ms. Liu is admitted to the District of Columbia Bar Association and the New York State Bar Association.

Item 9.01. (d)	Financial Statements and Exhibits. Exhibits.

The following exhibits are furnished with this report:

Exhibit No.	Exhibit Description
10.1	Transition and Advisor Agreement, dated December 13, 2023, by and between Yum China Holdings, Inc. and Johnson Huang.
10.2	Transition and Advisor Agreement, dated December 13, 2023, by and between Yum China Holdings, Inc. and Joseph Chan.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YUM CHINA HOLDINGS, INC.

	By:	/s/ Andy Yeung
Name: Andy Yeung
Title: Chief Financial Officer
Date: December 15, 2023